Exhibit 99.1

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Contact:	John Foy
Vice Chairman and CFO
(423) 855-0001

CBL & ASSOCIATES PROPERTIES ANNOUNCES EXERCISE OF

OVER-ALLOTMENT OPTION ON SERIES C PREFERRED OFFERING

CHATTANOOGA, Tenn. (August 26, 2003)—CBL & Associates Properties, Inc. (NYSE:CBL) today announced that the underwriters have exercised their over-allotment option to purchase 400,000 depositary shares, each representing 1/10th fractional interest of a share of 7.75% Series C Cumulative Redeemable Preferred Stock at $25.00 liquidation preference per depositary share. The preferred stock underlying the depositary shares may be redeemed at par at the election of the Company on or after August 22, 2008. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

The Company sold in total 4,600,000 depository shares at $25.00 per depository share, raising $115 million in gross offering proceeds. The net proceeds from the offering will be used by the Company to partially finance its acquisition of four regional shopping malls and the balance for its general corporate purposes, including funding future developments, expansions and acquisitions.

Bear, Stearns & Co. Inc. and Wachovia Securities acted as Joint Book-Running Managers and A.G. Edwards & Sons, Inc. acted as Co-Lead Manager. Legg Mason Wood Walker Incorporated, McDonald Investments, Inc., RBC Capital Markets, J.J.B. Hilliard, W.L. Lyons, Inc., Stifel, Nicolaus & Company Incorporated, and Wells Fargo Securities, LLC were co-managers. A shelf registration statement relating to these securities had previously been filed with the Securities and Exchange Commission and declared effective. Copies of the prospectus and the related prospectus supplement may be obtained from Bear, Stearns & Co. Inc.

CBL & Associates Properties, Inc. has 55 enclosed regional malls in its portfolio of 161 properties in 25 states totaling 59.4 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. The Company has four projects under construction totaling approximately 1.6 million square feet, including one mall—Coastal Grand—Myrtle Beach, SC, one associated center and two community centers plus five mall renovations. In addition to its office in Chattanooga, TN, the Company has a regional office in Boston (Waltham), MA. Additional information about the Company can be found on its website at www.cblproperties.com.

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